Samaritan Pharmaceuticals to Trade on OTC Bulletin Board

LAS VEGAS — December 13, 2007—Samaritan Pharmaceuticals, Inc. (AMEX:LIV, https://www.samaritanpharma.com), announces that it is seeking to have its common stock trade under a new stock symbol on the Over the Counter Bulletin Board (OTCBB), upon notice that the Company did not meet the AMEX shareholders’ $6 million dollar equity requirement before the AMEX’s time deadline for continued listing.

Dr. Janet Greeson, CEO of Samaritan Pharmaceuticals stated, “Samaritan’s vision is to leave a legacy of bringing memory restoring and life-saving drugs to suffering patients. This past year, we have made considerable progress growing Samaritan, by increasing revenues with our overseas pharmaceuticals business and advancing our new life-saving drugs in our pipeline. While we are disappointed that AMEX regulations precluded further extensions to comply with listing standards, we should note to our shareholders that the investment we put into research and development is expensed rather than capitalized resulting in a lower shareholders’ equity under GAAP accounting rules and we believe this by no means is a reflection of our company’s strength or progress.”

The American Stock Exchange (“AMEX”) sent a letter on December 6, 2007, indicating that the AMEX listing qualifications staff had decided to initiate delisting proceedings due to the Company’s inability to maintain compliance with certain AMEX continued listing requirements regarding shareholders’ equity. While Samaritan has demonstrated progress in increasing shareholder equity to $3,057,105, as reported in its latest 10-Q, the AMEX staff made a final determination to discontinue listing since the Company had failed to regain compliance with $6 million shareholders’ equity requirement within the allotted AMEX deadline of November 30, 2007.

The Company will continue to file reports in accordance with the regulations of the SEC. The Company is currently seeking a listing on the OTC Bulletin Board for its common stock to be quoted for trading on the OTCBB under a new stock symbol.

Samaritan Pharmaceuticals: “Transforming Today’s Science Into Tomorrow’s Cures...”

Samaritan Pharmaceuticals is an entrepreneurial biopharmaceutical company that concentrates its efforts toward commercializing new innovative therapeutic products. Samaritan has partnered its Phase II infectious disease drug SP-01A, an oral HIV viral-entry inhibitor, to Pharmaplaz, Ireland. Additionally, its Alzheimer’s drug Caprospinol, with the potential to restore memory loss in Alzheimer’s disease patients, has been issued an IND by the FDA. Samaritan has several drugs in nonclinical studies preparing for IND development; it is evaluating the use of SP-1000 for hypercholesterolemia patients and the use of SP-10T1 as an ``oral treatment” for Hepatitis-C. In addition, Samaritan has acquired the marketing and sales rights to sell eleven revenue-generating products in various Eastern European countries.

Disclaimer

The company disclaims any information created by an outside party and endorses only information communicated by its press releases, filings, and Website. This news release contains forward-looking statements that reflect management’s current beliefs about the potential for its drug candidates, science, and technology. However, as with any biopharmaceutical under development, there are significant risks and uncertainties in the process of development and regulatory review. There are no guarantees that products will prove to be commercially successful. For additional information about the factors that affect the company’s business, please read the company’s latest Form 10-Q filed August 13, 2007. The company undertakes no duty to update forward-looking statements.

Contact:

The Investor Relations Group
Investor Relations:
Adam Holdsworth
Erica Ruderman
Rachel Colgate
212-825-3210